Exhibit EX-99.h.3.

SUB-ADMINISTRATION AGREEMENT

This Sub-Administration Agreement (“Agreement”) is made as of March 12, 2008 and effective as of June 23, 2008 (the “Effective Date”) between Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and Aberdeen Asset Management, Inc. (the “Administrator”) a Delaware corporation, having a place of business at 1735 Market Street, 37th Fl., Philadelphia Pennsylvania 19103.

WHEREAS, the Administrator has entered into an Administration Agreement with Aberdeen Funds (the “Company”) dated as of February 7, 2008 (the “Administration Agreement”);

WHEREAS, pursuant to the Administration Agreement, the Administrator has agreed to provide certain administration services for the Company and the underlying investment portfolios of the Company (individually referred to in this Agreement as a “Fund” and collectively as the “Funds”);

WHEREAS, the Administrator desires to retain Citi to assist it in performing certain administration services for the Funds; and

WHEREAS, Citi is willing to perform such services, and the Administrator is willing to retain Citi, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Administrator and Citi intending to be legally bound hereby agree as follows:

1.	Retention of Citi.

(a) The Administrator hereby retains Citi, subject to the supervision, direction and control of the Company’s Board of Trustees (the “Board”), to furnish the Funds with the services described in Schedule A to this Agreement (the “Services”). Citi shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Administrator, the Company or the Funds in any way, and shall not be deemed an agent of the Company or any Funds.

(b) The Administrator hereby represents and warrants to Citi that this Agreement has been disclosed to the Board, and that the Administrator has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board’s review or approval of the arrangements contemplated under this Agreement, including amounts expended by the Administrator under this Agreement.

2.	Administrative Services,

Citi shall perform the administrative services set forth in Schedule B to this Agreement and, on behalf of the Administrator for the Company, shall investigate, and conduct relations with, custodians, depositories, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Company’s operations. Citi shall provide the Board with such reports regarding the Fund’s investment performance as it may reasonably request, but shall have no responsibility for supervising the performance by the Administrator or any investment adviser or sub-adviser of its responsibilities. Citi shall perform such other administration services, and furnish such reports, for the Company and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Administrator will pay Citi the amounts agreed upon between them.

Citi shall provide the Company with all necessary office space, equipment, personnel and facilities (including facilities for shareholders’ and Board meetings) for handling the affairs of the Company and Funds and such other services as Citi shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, Citi shall make reports to the Board concerning the performance of its obligations hereunder.

Citi shall perform such other services for the Company or the Funds that are mutually agreed upon by the parties from time to time, for which the Administrator will pay Citi the amounts agreed upon between them, from time to time. Except as explicitly set forth herein, Citi shall only perform additional services as are set forth in an amendment to this Agreement, in consideration of such fees as the parties agree. Citi agrees to perform the services described herein in accordance with the service standards set forth in Schedule D attached hereto.

Citi may use one or more third parties to perform some or all of its obligations under this Agreement. Citi shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties.

3.	Allocation of Charges and Expenses.

Citi shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Citi shall pay all compensation, if any, of officers and trustees of the Company who are affiliated persons of Citi or any affiliated entity of Citi; provided, however, that unless otherwise specifically provided, Citi shall not be obligated to pay the compensation of any employee or agent of the Administrator or the Company (who is not a Citi employee) retained by the Administrator or the Board to perform services on behalf of the Company.

The Administrator assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for Company legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders of record of the Funds (“Shareholders”), all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Funds (“Shares”), the cost of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of trustees who are not affiliated persons of Citi or any affiliate of Citi (fees for other “interested trustees” may be paid by parties other than the Company), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4.	Fees and Expenses.

(a)	The Administrator shall pay Citi for the services to be provided by Citi under this Agreement in accordance with, and in the manner set forth in, Schedule C to this Agreement. Fees for any additional services to be provided by Citi pursuant to an amendment to Schedule B shall be subject to mutual agreement at the time such amendment is proposed.

(b)	In addition to paying Citi the fees set forth in Schedule C, the Administrator agrees to reimburse Citi for all of its actual out-of-pocket expenses reasonably incurred in providing services hereunder, including without limitation:

(i)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with the Administrator, the Company or the Company’s investment adviser or custodian, broker-dealers, shareholders or others as required for Citi to perform the services to be provided hereunder;

(ii)	The cost of electronic storage of Company records and other materials;

(iii)	All freight and other delivery and bonding charges incurred in delivering materials to and from the Administrator, the Company, its investment advisers and custodian;

(iv)	All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials;

(v)	Check and payment processing fees;

(vi)	Sales taxes;

(vii)	Costs of tax data services;

(viii)	All out of pocket costs reasonably incurred in connection with Citi’s provision (if applicable, under Section 23 of this Agreement) of Company officers and in connection with administration services, including, without limitation, travel and lodging expenses incurred by officers and employees of Citi in connection with attendance at Board meetings and any other meetings for which such attendance is requested or agreed upon by the parties; and

(ix)	Any expenses reasonably incurred at the written direction of an officer of the Company or the Administrator; provided however, that such officer is not an officer or employee of Citi or its affiliates.

(c)	In addition, Citi shall be entitled to receive the following miscellaneous fees and charges:

(i)	Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

(ii)	A fee for managing and overseeing the report, print and mail functions performed by Citi using third-party vendors, not to exceed $.04 per page for Board meeting materials; fees for programming in connection with creating or changing the forms of statements, billed at a mutually agreed upon rate; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

(iii)	System development fees, billed at a mutually agreed upon rate as approved by the Company or the Administrator, and all systems-related expenses, as agreed upon in advance, associated with the provision of special reports and services;

(iv)	Fees for development of any custom interfaces, billed at a mutually agreed upon rate; and

(v)	In the event that Citi is requested or authorized by the Company or the Administrator or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by Citi to the Company or any Fund, the Administrator will, so long as Citi is not the subject of the investigation or proceeding in which the information is sought, pay Citi for its professional time (at its standard billing rates currently $150 per hour) and reimburse Citi for its out-of-pocket expenses (including reasonable attorneys fees) reasonably incurred in responding to such requests or requirements.

All rights of compensation under this Agreement for services performed and for expense reimbursement and for payment of miscellaneous fees and charges shall survive the termination of this Agreement.

(d) Citi shall use reasonable efforts to notify the Company and the Administrator of changes in material, substantial vendors and subcontractors that directly impact the Funds’ Rule 38a-1 compliance procedures; provided, however, that Citi shall have no obligation to notify the Company and the Administrator of any changes that would not result in a change to the Funds’ control procedures.

5.	Effective Date.

This Agreement shall become effective as of the Effective Date.

6.	Term; Liquidated Damages.

(a) This Agreement shall continue in effect for an initial term of three years from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated only (i) by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable), (ii) by mutual agreement of the parties, or (iii) for “cause,” as defined below, upon the provision of 30 days advance written notice by the party alleging cause. After the Initial Term, this Agreement may be terminated (i) by either party at any time for any reason or no reason at all without penalty upon the provision of a minimum of six (6) months’ prior written notice, (ii) by mutual agreement of the parties or (iii) for “cause,” as defined below, upon the provision of 30 days advance written notice by the party alleging cause.

(b) For purposes of this Section 6, “cause” shall mean (a) a material breach of this Agreement that has not been remedied within 30 days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c) Notwithstanding the foregoing termination provisions, following any such termination, in the event that Citi in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit to this Agreement) with the consent of the Administrator, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Citi but unpaid by the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall pay to Citi, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of Citi’s reasonable cash disbursements in connection with Citi’s activities in effecting such termination, including without limitation, the delivery to the Administrator, the Company, its investment adviser and/or other parties of the Company’s or the Administrator’s property, records, instruments and documents, such amount to be paid on or before the date of such termination.

(d) If, for any reason other than (i) non-renewal, (ii) termination by the Administrator upon the provision of a minimum of six (6) months’ prior written notice, after the Initial Term, (iii) mutual agreement of the parties or (iv) “cause”, the Administrator terminates this Agreement, or the Administrator terminates Citi’s services, or Citi is replaced as service provider to the Company or some or all of the Funds, then the Administrator shall make a one-time cash payment to Citi, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due Citi for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 6 months, if the Administrator is terminating based on establishing, in good-faith, dissatisfaction with the quality of the provision of Services, or 12 months, if the Administrator is terminating for any other reason, and, assuming, in all instances, for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly during the 12 months before the date of the event that triggers such payment.

(e) In the event that the Company or any Fund is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Citi pursuant to this Agreement during the Initial Term, or after the Initial Term, if the Administrator fails to provide a minimum of six (6) months’ advance written notice, the liquidated damages provision set forth above shall be applicable.

(f) If one of the events described above is partial (e.g., a termination of Citi as provider of some but not all of the services set forth in this Agreement, or a liquidation of some but not all of the Funds), the liquidated damages amount payable by the Administrator shall be appropriately adjusted on a pro rata basis.

(g) Any liquidated damages amount payable to Citi shall be paid by the Administrator on or before the date of the event that triggers the payment obligation.

(h) The parties further acknowledge and agree that, upon the occurrence of any of the events described above: (i) a determination of actual damages incurred by Citi would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate Citi for damages incurred and is not intended to constitute any form of penalty.

7.	Standard of Care; Force Majeure; Limitation of Liability.

(a) Citi shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Company or the Administrator for any action taken or omitted by Citi in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Citi shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against Citi under this Agreement.

(b) Notwithstanding any other provision of this Agreement, Citi assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond Citi’s control (except to the extent such damage, loss of data, delay or other loss is attributable to Citi’s negligence). Events beyond Citi’s control include, without limitation, force majeure events, such as natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its control, Citi shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

(c) Citi shall provide the Company or the Administrator, at such times as the Company or the Administrator may reasonably request, copies of reports rendered by independent auditors on the internal controls and procedures of Citi relating to the services provided by Citi under this Agreement.

(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL CITI, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS, AND LOST OR DAMAGED DATA, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	Legal Advice.

Citi may notify the Administrator or the Company if Citi reasonably determines that it is in need of the advice of counsel to the Company or the Administrator with regard to Citi’s responsibilities and duties pursuant to this Agreement. If the advice Citi seeks relates to its responsibilities and duties to more than one of its clients, Citi shall be responsible for seeking advice of its counsel or other counsel and shall be liable for payment of such counsel. Citi may rely upon the advice of counsel to the Company or the Administrator; however, this Agreement shall not obligate counsel to the Company or the Administrator to render such advice. After so notifying the Company or the Administrator, if Citi does not obtain the advice of counsel to the Company or the Administrator within a reasonable period of time, Citi shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Administrator unless relating to a matter involving Citi’s willful misfeasance, bad faith, negligence or reckless disregard of Citi’s responsibilities and duties hereunder. Citi shall in no event be liable to the Administrator, the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.

9.	Instructions / Certain Procedures, etc.

(a) Citi shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Citi will not be held to have notice of any change of authority of any officers, employees or agents of the Company or the Administrator until receipt of actual notice thereof from the Administrator.

(b) Whenever Citi is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, Citi shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by Citi to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Administrator, the Company or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Administrator, the Company or any other person authorized by the Board or by the shareholder or shareholder’s agent, as the case may be.

(c) As to the services to be provided hereunder, Citi may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Company, to the extent that such services are described therein unless Citi receives written instructions to the contrary in a timely manner from the Company or the Administrator.

(d) The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may reasonably assume that any special procedure which has been approved by an executive officer of the Administrator or the Company (other than an officer or employee of Citi or its affiliates) does not conflict with or violate any requirements of the Company’s Declaration of Trust, By-Laws or then-current Prospectus.

10.	Indemnification.

(a) The Administrator shall indemnify and hold harmless Citi, and its affiliates, subsidiaries and parents, and their employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses (collectively, “Losses”) resulting directly and proximately from Citi’s performance of services under this Agreement or based, if applicable, upon Citi’s reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to Citi by the Administrator, the Company, the investment adviser, or other authorized agents of the Company; provided that this indemnification shall not apply to actions or omissions of Citi involving bad faith, willful misfeasance, negligence or reckless disregard by Citi of its obligations and duties under this Agreement.

(b) Citi shall indemnify, defend, and hold the Administrator and its affiliates, subsidiaries and parents, and its trustees, officers, agents and nominees harmless from and against Losses resulting directly and proximately from Citi’s willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder; provided that this indemnification shall not apply to actions or omissions of the Administrator involving bad faith, willful misfeasance, negligence or reckless disregard by the Administrator of its obligations and duties.

(c) In order that the indemnification provisions contained herein shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use all reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

(d) The indemnifying party shall be entitled to participate in at its own expense or, if it so elects, to assume the defense of any claim or suit subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and reasonably satisfactory to the indemnifying party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

(e) The provisions of this Section 10 are subject to the provisions of Section 9 and Section 22(b) of this Agreement.

11.	Record Retention and Confidentiality.

Citi shall keep and maintain on behalf of the Company and the Administrator all books and records which are customary or which are required to be kept in connection with Citi’s services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”). Citi further agrees that all such books and records shall be the property of the Company or Administrator (as applicable) and to make such books and records available for inspection by the Company or the Administrator at reasonable times or by the Securities and Exchange Commission (the “Commission”) promptly.

Citi shall otherwise keep confidential all books and records relating to the Fund and its shareholders, except when (i) disclosure is required by law, (ii) Citi is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Citi is requested to divulge such information by duly-constituted authorities or court process, (iv) Citi is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest and a legal right to such information at such time consistent with the Company’s Declaration of Trust, Prospectus and applicable law, or (v) as requested or authorized by the Company or the Administrator (including pursuant to its policies and procedures). Citi shall provide the Company or the Administrator with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable.

12.	Reports.

Citi shall furnish to the Administrator, the Company and to their properly-authorized auditors, investment advisers, examiners, distributors, broker-dealers, underwriters, salesmen, insurance companies and others designated by the Company or Administrator in writing, such reports at such times as are prescribed pursuant to this Agreement (or schedules to this Agreement), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or schedules to this Agreement). The Administrator agrees on behalf of the Company to examine each such report or copy provided to it promptly and will report or cause to be reported to Citi any errors or discrepancies therein.

13.	Rights of Ownership.

All computer programs, systems and procedures employed or developed by Citi, or on behalf of Citi by system providers or vendors used by Citi, to perform services required to be provided by Citi under this Agreement are the property of Citi. All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Company. All such records and other data which is the property of the Company shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

14.	Return of Records.

Citi shall promptly upon the Company’s or Administrator’s demand, turn over to the Company or the Administrator and cease to retain Citi’s files, records and documents created and maintained by Citi pursuant to this Agreement. Citi may maintain copies of any such files, records or documents that are needed by Citi in the performance of its services or for its legal protection. If the Company or the Administrator has not requested that its files, records and documents created and maintained by Citi be so turned over to the Company or Administrator, such files, documents and records shall be retained by Citi, at the expense of the Administrator, for six (6) years from the date of creation. At the end of such six-year period, such records and documents shall be turned over to the Company or the Administrator at the Administrator’s expense unless the Company or the Administrator authorizes in writing the destruction of such records and documents.

15.	Representations and Warranties of the Administrator.

The Administrator represents and warrants to Citi that:

(a)	The Administrator is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)	Both the Company and the Administrator have all necessary authorizations, licenses and permits to carry out their respective business as currently conducted;

(c)	Both the Company and the Administrator are in compliance in all material respects with all laws and regulations applicable to their respective business and operations;

(d)	This Agreement has been duly authorized by the Board of the Company and by the Administrator and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and

(e)	By virtue of the Declaration of Trust, shares of each Fund which are redeemed by the Company may be resold by the Company.

16.	Representations and Warranties of Citi.

Citi represents and warrants to the Administrator that:

(a)	It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c)	It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(d)	The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and Citi’s equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

(e)	This Agreement has been duly authorized by Citi and, when executed and delivered by Citi, will constitute a legal, valid and binding obligation of Citi, enforceable against Citi in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (REGARDLESS OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY CITI ARE COMPLETELY DISCLAIMED.

17.	Intentionally Deleted.

18.	Information to be Furnished by the Company and Funds.

The Administrator agrees that it or the Company will furnish to Citi the following, upon Citi’s request, each as amended and current as of the Effective Date:

(a)	A copy of the organizational document and any amendments thereto;

(b)	A copy of the Company’s By-laws and any amendments thereto;

(c)	A copy of the resolutions of the Board of the Administrator regarding (i) approval of this Agreement and authorization of a specified officer of the Administrator to execute and deliver this Agreement and authorization for specified officers of the Administrator to instruct Citi hereunder; and (ii) authorization of Citi to perform the administrative services set forth in this Agreement;

(d)	A copy of the resolutions of the Board regarding approval of this Agreement and authorization of specified officers of the Company to instruct Citi hereunder.

(e)	A certified list of all officers of the Company, and any other persons (who may be associated with the Company or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct Citi in all matters;

(f)	Copies of each of the following documents employed by the Company:

(i)	Prospectuses and Statement of Additional Information;

(ii)	Distribution Agreement; and

(iii)	All other forms commonly used by the Company or its distributor with regard to their relationships and transactions with shareholders of the Funds.

(g)	A certificate as to shares of the Company authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Company for all shares outstanding; and

(h)	A copy of the disclosure controls and procedures of the Funds (“Fund DCPs”) as contemplated in Item 22 of Schedule B.

19.	Information Furnished by Citi.

Citi agrees to furnish to the Administrator, upon its request, evidence of the following:

(a)	Approval of this Agreement by Citi, and authorization of a specified officer of Citi to execute and deliver this Agreement; and

(b)	Authorization of Citi to perform the administrative services for the Company.

Upon request, Citi shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds (“Citi Policies”), and any material amendments thereto, to the Company.

20.	Amendments to Documents.

The Administrator will provide Citi with advance notice of any material amendments to the items set forth in Section 18 of this Agreement. Citi will not be responsible for changing or conforming its services to any such amendments until Citi has reviewed and accepted responsibility for the relevant changes in services. Citi will consider such changes in good faith. In the event that any such amendment, or change in laws applicable to the Company or Administrator would require Citi to make specific changes to its service model, Citi will use reasonable good faith efforts to inform the Administrator of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service.

21.	Reliance on Amendments.

Citi may rely on any amendments to or changes in any of the documents and other items to be provided by the Administrator or the Company pursuant to Sections 18 and 20 of this Agreement and the indemnification provisions of Section 10 hereof are applicable to Citi’s reasonable reliance upon such amendments and/or changes. Although Citi is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 of this Agreement, in the event the same relate to services provided by Citi hereunder, Citi shall have no liability for failure to comply with or take any action in conformity with such amendments or changes except as provided in Section 20 of this Agreement or as otherwise agreed upon in writing.

22.	Compliance with Laws.

(a) Prospectus and Public Offering. Except for information which is the obligation of Citi as set forth in Section 11 of this Agreement, and except as provided in the services listed in the schedules to this Agreement which call for information to be provided by Citi for inclusion in the Prospectus, the Company and the Administrator assume full responsibility for the preparation, contents, and distribution of each

Prospectus of the Company in compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to its obligations herein with respect to “blue sky” filings, Citi shall have no obligation to take cognizance hereunder of laws relating to the sale of the Funds’ shares.

(b) Additional Provisions Concerning Executive Officers.

It is mutually agreed and acknowledged by the parties that to the extent Citi provides executive officers of the Company (“Executive Officers”), the provision shall be subject to the internal policies of Citi concerning the activities of its employees and their service as officers of funds (the “Citi Policies”), a copy of which shall be provided to the Company or the Administrator upon request.

The Administrator represents, warrants and covenants that the Company’s governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of the Board do, and at all times shall, contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Company, except to the extent he or she would otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Administrator represents, warrants and covenants that the Company does, and at all times shall, provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer’s role and title, and consistent with coverage applicable to other officers holding positions of executive management.

In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a violation of Sarbanes-Oxley, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) or other Federal securities laws applicable to the Company (the “Applicable Securities Laws”) by the Company, or (b) a material deviation by the Company from the terms of this Agreement governing the services of such Executive Officer, which (in either case) is not primarily caused by the failure of such Executive Officer or Citi to meet obligations under applicable laws and this Agreement. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient information or cooperation from the Company or its other service providers (including, without limitation, Administrator) to appropriately perform his or her duties.

Each Executive Officer may, and the Administrator shall, and shall ensure that the Company shall, promptly notify Citi of any issue, matter or event that would be reasonably likely to result in any claim by the Company, the Company’s shareholders or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Company in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that Citi cannot ensure that the Company complies with the Applicable AML Laws, the Applicable Securities Laws or Sarbanes-Oxley, and (b) whenever an employee or agent of Citi serves as an Executive Officer of the Company, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Company (and would not otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Administrator shall, and shall ensure that the Company shall, indemnify the Executive Officer and Citi and hold the Executive Officer and Citi harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting to the service of such Employee/Executive Officer as an Executive Officer of the Company.

23.	Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 23:

If to the Administrator:

Aberdeen Asset Management Inc.

5 Tower Bridge

300 Barr Harbor Drive, Suite 300

West Conshohocken, PA 19428

Attn: Fund Administration

with a copy to:

Aberdeen Asset Management Inc.

1735 Market Street, 37th Floor

Philadelphia, PA 19103

Attn: Legal

If to Citi:

Citi Fund Services Ohio, Inc.

3435 Stelzer Road

Columbus, OH 43219

Attn: President

24.	Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an affiliate of such party without the need for such consent. This Section 24 shall not limit or in any way affect Citi’s right to use a third party to perform obligations pursuant to Section 2 of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

25.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s conflicts of laws principles, and the applicable provisions of the Investment Company Act of 1940 (the “1940 Act”). To the extent that the laws of the State of New York conflict with the applicable provisions of the 1940 Act, the applicable provisions of 1940 Act shall control.

26.	Activities of Citi.

The services of Citi rendered to the Company or the Administrator hereunder are not to be deemed to be exclusive. Citi is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and Shareholders of the Company and/or Fund are or may be or become interested in Citi, as officers, employees or otherwise and that partners, officers and employees of Citi and its counsel are or may be or become similarly interested in the Company and/or Fund, and that Citi may be or become interested in the Company and/or Fund as a shareholder or otherwise.

27.	Miscellaneous.

(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)	This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)	This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)	No amendment to this Agreement shall be valid unless made in writing and executed by both parties.

(e)	If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed all as of the date first above written.

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Gary W. Bartlett
Name:	Gary W. Bartlett
Title:	Chief Executive Officer

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A

TO THE SUB-ADMINISTRATION AGREEMENT BETWEEN

CITI FUND SERVICES OHIO, INC. AND ABERDEEN ASSET

MANAGEMENT, INC.

FUNDS

Aberdeen Global Financial Services Fund

Aberdeen Health Sciences Fund

Aberdeen Natural Resources Fund

Aberdeen Technology and Communications Fund

Aberdeen Hedged Core Equity Fund

Aberdeen Market Neutral Fund

Aberdeen Select Mid Cap Growth Fund

Aberdeen Select Equity Fund

Aberdeen Small Cap Opportunities Fund

Aberdeen Small Cap Fund

Aberdeen Small Cap Growth Fund

Aberdeen Select Small Cap Fund

Aberdeen Small Cap Value Fund

Aberdeen Tax-Free Income Fund

Aberdeen Select Growth Fund

Aberdeen Equity Long-Short Fund

Aberdeen China Opportunities Fund

Aberdeen Developing Markets Fund

Aberdeen Global Utilities Fund

Aberdeen International Equity Fund

Aberdeen Select Worldwide Fund

Aberdeen Optimal Allocations Fund: Growth

Aberdeen Optimal Allocations Fund: Moderate Growth

Aberdeen Optimal Allocations Fund: Moderate

Aberdeen Optimal Allocations Fund: Specialty

Aberdeen Optimal Allocations Fund: Defensive

SCHEDULE B

TO THE SUB-ADMINISTRATION AGREEMENT BETWEEN

CITI FUND SERVICES OHIO, INC. AND ABERDEEN

ASSET MANAGEMENT, INC.

ADMINISTRATION SERVICES

1.	Calculate contractual Fund expenses and make and control all disbursements for the Funds, subject to review and approval of an officer of the Company, Administrator or other authorized person (designated on the list of authorized persons approved by the Board), including administration of trustee and vendor fees and compensation on behalf of the Company, and as appropriate;

2.	Prepare, subject to review by counsel to the Company: (i) the annual update to the Company’s registration statement on Form N- 1A with respect to existing Funds, and (ii) other amendments to the Company’s registration statement and supplements to its Prospectus and Statement of Additional Information, if any, reflecting developments from time to time with respect to existing funds; and (iii) file the foregoing with the Securities and Exchange Commission (the “SEC”) in consultation with the Company and counsel to the Company;

3.	Coordinate and prepare, with the assistance and approval of Administrator and the Funds’ counsel and officers, drafts of the annual report to Shareholders; prepare (subject to review by counsel to the Company) drafts of the certified semi-annual report for each Fund; prepare (subject to review by counsel to the Company) and file the final certified versions thereof on Form N- CSR;

4.	Prepare (subject to review by counsel to the Company) and file the Fund’s Form N-SAR and file all required notices pursuant to Rule 24f-2;

5.	Coordinate the printing and distribution of prospectuses, supplements and proxy materials for meetings of shareholders; and coordinate the record holder research and tabulation process relating to proxies; file proxy statements and related solicitation materials with the SEC; prepare (subject to review by counsel to the Company) scripts for and attend shareholder meetings and record the minutes of the meetings;

6.	Update as appropriate, and subject to review by counsel to the Company and the Chief Compliance Officer to the Company, fund-related plans, policies and procedures or amendments thereto for existing Funds;

7.	Provide the Company with assistance with contracts and contract amendments as necessary for legal and regulatory purposes from time to time with respect to existing funds, except those pertaining to Citi’s services;

8.	Coordinate with the Company’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;

9.	Calculate performance data of the Funds for dissemination to up to fifteen (15) information services covering the investment company industry or to other parties, as requested and agreed to by Citi;

10.	Prepare schedules for use by the Company’s auditors in connection with such auditor’s preparation of the Company’s tax returns

11.	Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds’ semi-annual and annual reports to Shareholders. Regulatory Administration Services will provide input on legal matters for shareholder reports (e.g. approval of advisory contract and reports on shareholder voting results);

12.	Financial Administration will assist with the design, development, and operation of the Funds, including new portfolios or classes, investment objectives, policies and structure. Regulatory Administration Services will provide consultation related to legal and regulatory aspects of the establishment, maintenance, and liquidation or dissolution of classes and/or Funds of the Company;

13.	Make available appropriate individuals to serve as Secretary and/or Assistant Secretary of the Company (to serve only in ministerial or administrative capacities relevant to Citi’s services hereunder), upon designation as such by the Board;

14.	Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with Rules 17g-1 and 17d-1 under this 1940 Act at the expense of the Company or the Administrator, and file the fidelity bonds and any notices with the SEC as required under Rule 17g-1, to the extent such policies and bonds are approved by the Board;

15.	Monitor and advise the Company and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

16.	Maintain corporate records on behalf of the Company, including minute books, and the Declaration of Trust of the Company and By-Laws of the Company. Prepare (subject to review by counsel to the Company) amendments to the Declaration of Trust and By-Laws as necessary from time to time with respect to existing Funds, subject to review by counsel; and file the same with the relevant state, if required;

17.	Assist the Company in developing portfolio compliance procedures for each Fund, and provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, each Fund’s investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund’s accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), if any, and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures. Citi will also provide the Board with quarterly results of compliance reviews;

18.	Provide assistance and guidance to the Company with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Company, and assisting in strategic planning in response thereto; assisting the Company and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Company in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates. In addition, Citi will provide appropriate assistance with respect to audits conducted by the Funds’ independent auditors including compiling data and other information as necessary;

19.	Provide administrative services for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Company and its counsel, preparing Board agendas, resolutions and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared or provided by Citi, (iv) assist with gathering special materials related to annual contract renewals and approval of fund-related plans, policies and procedures (v) attending Board meetings and recording the minutes, (vi) confirming amounts to be paid as Trustees compensation; and (vii) performing such other Board meeting functions as agreed from time to time, including the preparation of certain memoranda and presentation materials that are appropriately within the scope of Citi’s duties hereunder;

20.	Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Company shall request and the parties shall agree in writing; and

21.	Assist the Company in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Company, “Sarbanes-Oxley”), Citi will internally establish and maintain controls and procedures (“Citi internal controls”) designed to ensure that information recorded, processed, summarized, or reported by Citi and its affiliates on behalf of the Company and included in financial information certified by the Administrator or officers of the Administrator or by Company officers (“Certifying Officers”) (for purposes of clarification, it is acknowledged that Citi will not be providing any Certifying Officers) on Form N-CSR and Form N-Q (“Reports”) is (a) recorded, processed, summarized, and reported by Citi within the time periods specified in the SEC’s rules and forms and corresponding disclosure controls and procedures of the Funds (“Fund DCPs”), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

If requested by Certifying Officers with respect to a fiscal period during which Citi serves or served as financial administrator, Citi will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to Citi’s services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by Citi, and as to Citi internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Company Reports, Citi may (a) limit its representations to information prepared, processed and reported by Citi; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Company, including all Other Service Providers to the Company, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Company’s investment adviser(s) and custodian; and (c) assume that the Company has selected the appropriate accounting policies for the Fund(s).

The Administrator represents, warrants and covenants that Administrator shall, and shall ensure that the Company shall, assist and cooperate with Citi (and shall use its best efforts to cause the Company’s officers, investment advisers and other service providers to assist and cooperate with Citi) to facilitate the delivery of information requested by Citi in connection with the preparation of the Company’s Form N-CSR and Form N-Q, including Company financial statements, so that Citi may submit a draft Report to the Administrator for its review or to the Company’s Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Company shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Administrator and Certifying Officers or Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Administrator and Certifying Officers or the Fund DCP Committee before the date the relevant report is to be filed. At the request of the Company or its Certifying Officers, Citi shall provide reasonable administrative assistance to the Company in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

Administrator represents, warrants and covenants that it shall, and shall ensure that the Company shall, each in its own capacity, take all reasonably necessary and appropriate measures to comply with its and the Company’s obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by Citi in this Agreement, Administrator covenants that it and the Company shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Company’s investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by Citi (in order to print, distribute and/or file the same hereunder), (b) evaluating of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

22.	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the investment adviser) on Form N-PX.

23.	File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

24.	Prepare (subject to review by counsel to the Company) and distribute Trustee/Officer Questionnaires, review completed Questionnaires and resolve issues concerning the information with the Company and counsel.

25.	Monitor wash sales, annually.

SCHEDULE C

TO THE SUB-ADMINISTRATION AGREEMENT BETWEEN

CITI FUND SERVICES OHIO, INC. AND ABERDEEN

ASSET MANAGEMENT, INC.

FEES

The Administrator shall pay Citi on the first business day of each month, or as otherwise set forth below, fees for the sub-administration services set forth in this Agreement, determined at the annual rates set forth below.

Asset-Based Annual Fee

0.045% of the first $500 million in aggregate net assets of all Funds, plus

0.03% of aggregate net assets of all Funds in excess of $500 million up to $2 billion; plus

0.015% of the aggregate net assets of all Funds in excess of $2 billion.

The asset-based fees are subject to a monthly minimum fee equal to the number of Funds multiplied by $2,083.33.

Annual Fee Adjustment

Commencing on the one year anniversary of the Effective Date, Citi may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 5%.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to Citi in accordance with the provisions of this Agreement which provide, among other things, that out of pocket expenses be reasonably incurred.

SCHEDULE D

TO THE SUB-ADMINISTRATION AGREEMENT BETWEEN

CITI FUND SERVICES OHIO, INC. AND ABERDEEN FUNDS

SERVICE STANDARDS

Pursuant to Section 2 of this Agreement, Citi has agreed to perform the services described in this Agreement in accordance with the service standards set forth on the following pages of this Schedule D. The standards, deadlines and financial penalties included in this Schedule D or otherwise agreed to from time to time will remain in effect during the term of this Agreement unless subsequently modified or terminated following a review and the written consent of the parties.

The service standards are subject to all terms and conditions of this Agreement, including without limitation, Sections 7 and 9, and Citi shall not be subject to the service standards set forth herein when (i) Citi has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan and/or (ii) in the case of events beyond Citi’s control including, without limitation, force majeure events. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization by the Trust and its investment adviser. Citi shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays or failures of the Company or its investment adviser or other service providers, or for other matters outside Citi’s control.

Subject to the foregoing paragraphs, in the event Citi fails to meet a service standard for the specified period, the Administrator will be entitled to a fee reduction as listed in the table below. Any determination by Citi in a particular instance to agree to a financial or other penalty provided for in this Schedule D, shall be without prejudice to Citi and shall not be construed as an admission of wrongdoing or a waiver of any rights generally under this Agreement.

Compliance Services

Post trade compliance exceptions not reported by 5:00 p.m. on T+2 as a result of Citi error	$500 if missed more than three times in any calendar quarter